UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

(x) Check this box if no longer subject to Section 16.  Form
    4 or Form 5 obligations may continue.  See Instruction
    1(b).

1.  Name and Address of Reporting Person

         Garo H. Armen
         c/o Armen Partners, L.P.
         630 Fifth Avenue, Suite 918
         New York, New York  10111

2.  Issuer Name and Ticker or Trading Symbol

         Puradyn Filter Technologies, Inc.
	   (formerly TF Purifiner, Inc.)

3.  IRS Number of Reporting Person (Voluntary)


4.  Statement for Month/Year

         12/98

5.  If Amendment, Date of Original (Month/Year)


6. Relationship of Reporting Person(s)to Issuer (Check all applicable)

    ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7.  Individual or Joint/Group Filing (check Applicable Line)

      X    Form filed by One Reporting Person
           Form filed by More than One Reporting Person

                                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED,
                                               DISPOSED OF, OR BENEFICIALLY OWNED
1. Title of Security| 2. Transaction| 3. Transaction| 4. Securities         | 5. Amount of       | 6. Ownership  |7.  Nature of |
   (Instr. 3)       |    Date       |    Code       |    Acquired (A)       |    Securities      |    Form:      |    Indirect  |
                    |               |    (Instr. 8) |    or Disposed        |    Beneficially    |    Direct (D) |    Beneficial|
                    |    (Month/    |               |    of (D)             |    Owned at End    |    or Indirect|    Ownership |
                    |    Day/       |               |    (Instr. 3,4,       |    of Month        |    (I)        |    (Instr. 4)|
                    |    Year)      |               |    and 5)             |    (Instr. 3 and 4)|    (Instr. 4) |              |
                    |               |          |    |          |(A) or|     |                    |               |              |
                    |               |    Code  | V  |    Amount|(D)   |Price|                    |               |              |
_________________________________________________________________________________________________________________________________
Common                12/17/98           S                20,000    D  $0.2500                           N/A             N/A
Common                12/28/98           S               380,000    D   0.0345          0








                                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED,
                                               DISPOSED OF, OR BENEFICIALLY OWNED
1. Title of        | 2. Conver-  | 3. Trans-  | 4. Trans-  | 5. Number of    | 6. Date Exer-     | 7. Title and Amount |
   Derivative      |    sion or  |    action  |    action  |    Derivative   |    cisable and    |    of Underlying    |
   Security        |    Exercise |    Date    |    Code    |    Securities   |    Expiration     |    Securities       |
   (Instr. 3)      |    Price of |    (Month/ |    (Instr. |    Acquired     |    Date           |    (Instr. 3 and 4) |
                   |    Deri-    |    Date/   |    8)      |    (A) or       |    (Month/Day/    |                     |
                   |    vative   |    Year)   |            |    Disposed of  |    Year)          |                     |
                   |    Security |            |            |    (D) (Instr.  |                   |                     |
                   |             |            |            |    3, 4 and 5)  |                   |                     |
                   |             |            |____________|_________________|___________________|_____________________|
                   |             |            |      |     |        |        |         |         |        |            |
                   |             |            |      |     |        |        | Date    | Expira- |        | Amount or  |
                   |             |            |      |     |        |        | Exer-   | tion    |        | Number of  |
                   |             |            | Code |  V  |  (A)   |  (D)   | cisable | Date    | Title  | Shares     |
___________________|_____________|____________|______|_____|________|________|_________|_________|________|____________|

Class A warrants   |   $5.00     |    N/A     | N/A  | N/A |  N/A   |  N/A   |12/21/96 |12/31/99 | Common |  450,000   |
                   |             |            |      |     |        |        |         |         |        |            |


| 8. Price of         | 9. Number of      | 10. Ownership     | 11. Nature of  |
|    Derivative       |    derivative     |     Form of       |     Indirect   |
|    Security         |    Securities     |     Derivative    |     Beneficial |
|    (Instr. 5)       |    Benefi-        |     Security      |     Ownership  |
|                     |    cially         |     Direct (D)    |     (Instr. 4) |
|                     |    Owned at       |     or Indirect   |                |
|                     |    End of         |     (I) (Instr.   |                |
|                     |    Month          |     4)            |                |
|                     |    (Instr. 4)     |                   |                |
|_____________________|___________________|___________________|_______________ |

                             437,500                  I        General Partner
                              12,500                  D



Explanation of Responses:

* The Reporting Person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

 /s/ Garo H. Armen           February 24, 1999
__________________________   _________________
     Garo H. Armen

**    Intentional misstatements or omissions of facts constitute
      Federal Criminal Violations.  See U.S.C. 1001 and 15 U.S.C.
      78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is sufficient, see Instruction 6 for procedure.




































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